EXHIBIT 99.2

Form 51-102F3

Material Change Report

Item 1 Name and Address of Company

Kidoz Inc.

The Ground Floor

Hansa Bank Building

Landsome Road

The Valley

Anguilla

Item 2 Date of Material Change

September 16, 2022

Item 3 News Release

The news release was issued and disseminated via Accesswire on September 12, 2022 and filed on SEDAR at www.sedar.com, a copy of which is attached hereto as Schedule “A”.

Item 4 Summary of Material Change

The Company is making a normal course issuer bid for its common shares (“Shares”) as appropriate opportunities arise from time to time. Kidoz’s normal course issuer bid will be made in accordance with the policies of the TSX Venture Exchange (the “TSX-V”).

Item 5 Full Description of Material Change

Item 5.1 Full Description of Material Change

Effective September 15, 2022, upon approval from the Toronto Stock Exchange, Kidoz Inc. initiated a normal course issuer bid (“NCIB”), whereby the Company may acquire over the next 12 months up to 6,579,074 Shares, representing up to 5% of the issued and outstanding Shares. Any purchases will be made at market prices through the facilities of the TSX-V. The normal course issuer bid will be conducted through Kidoz Inc’s broker Research Capital Corporation.

Purchases under the NCIB may commence as of September 15, 2022 and will end on the earlier of: (i) September 14, 2023; or (ii) the date on which the Company has purchased the maximum number of Common Shares to be acquired under the NCIB. The Company may terminate the NCIB earlier if it feels it is appropriate to do so.

The normal course issuer bid will be conducted through Kidoz Inc’s broker Research Capital Corporation. The purchase and payment of the Common Shares will be made in accordance with the requirements of the TSX-V and applicable securities laws. The actual number of Common Shares purchased, timing of purchases and share price will depend upon market conditions at the time and securities law requirements. All Common Shares acquired will be returned to treasury and cancelled.

Item 5.2 Disclosure for Restructuring Transactions

Not applicable

Item 6: Reliance on subsection 7.1(2) of National Instrument 51-102 (Confidentiality)

Not applicable

Item 7: Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8: Executive Officer

Tryon M. Williams, Chairman

Business number +1 888-374-2163

Item 9 Date of Report

September 20, 2022

SCHEDULE A

KIDOZ Inc.

Hansa Bank Building, Ground Floor

Landsome Road, The Valley

AI 2640, Anguilla, BWI

Ph: +1 888-374-2163

Fax: +1 604-694-0301

KIDOZ INC. ANNOUNCES NORMAL COURSE ISSUER BID

ANGUILLA, B.W.I., September 12, 2022 – Kidoz Inc. (TSXV:KIDZ) (the “Company”), mobile AdTech developer and owner of the market leading Kidoz Contextual Ad Network (www.kidoz.net) and the Kidoz Publisher SDK, announced today that it intends to, subject to receipt of regulatory approval, make a normal course issuer bid for its common shares (“Shares”) as appropriate opportunities arise from time to time.

Kidoz’s normal course issuer bid will be made in accordance with the policies of the TSX Venture Exchange (the “TSX-V”). Kidoz Inc. may purchase its Shares during the 12-month period commencing September 15, 2022 assuming receipt of regulatory approval. In the opinion of management and our board of directors, our common shares have recently traded in a price range that represents a substantial discount to the Company’s net asset value and does not reflect our underlying value.

Subject to the market price of its Shares and other considerations, Kidoz Inc., may acquire over the next 12 months up to 6,579,074 Shares, representing up to 5% of the issued and outstanding Shares. Any purchases will be made at market prices through the facilities of the TSX-V. The normal course issuer bid will be conducted through Kidoz Inc’s broker Research Capital Corporation.

For full details of the Company’s operations and financial results, please refer to the Securities and Exchange Commission website at www.sec.gov or the Kidoz Inc. corporate website at https://investor.kidoz.net or on the www.sedar.com website.

About KIDOZ INC.

Kidoz Inc. (TSXV:KIDZ) (www.kidoz.net) owns the leading COPPA & GDPR compliant contextual mobile advertising network that safely reaches hundreds of million kids, teens, and families every month. Google certified and Apple approved, Kidoz provides an essential suite of advertising technology that unites brands, content publishers and families. Trusted by Disney, Hasbro, Lego and more, the Kidoz Contextual Ad Network helps the world’s largest brands to safely reach and engage kids across thousands of mobile apps, websites and video channels. The Kidoz network does not use location or PII data tracking commonly used in digital advertising. Instead, Kidoz has developed advanced contextual targeting tools to enable brands to reach their ideal customers with complete brand safety. A focused AdTech solution provider, the Kidoz SDK and Kidoz Programmatic network have become essential products in the digital advertising ecosystem.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the company) contains statements that are forward-looking, such as statements relating to anticipated future success of the company. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. For a description of additional risks and uncertainties, please refer to the company’s filings with the Securities and Exchange Commission. Specifically, readers should read the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2022, and the prospectus filed under Rule 424(b) of the Securities Act on March 9, 2005 and the SB2 filed July 17, 2007, and the TSX Venture Exchange Listing Application for Common Shares filed on June 29, 2015 on SEDAR, for a more thorough discussion of the Company’s financial position and results of operations, together with a detailed discussion of the risk factors involved in an investment in Kidoz Inc.

For more information contact:

Henry Bromley

CFO

ir@kidoz.net

(888) 374-2163